Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT REPORTS FIRST QUARTER 2012 NET LOSS OF $447 MILLION ($2.22 PER DILUTED SHARE)

PRE-TAX INCOME OF $214 MILLION EXCLUDING $620 MILLION OF DEBT

REFINANCING CHARGES1

First Quarter Financial Highlights

▪	Grew Commercial Assets – Commercial Financing and Leasing Assets grew $0.6 billion during the quarter as Lending and Leasing Volume rose 51% from the prior-year quarter
▪	Reduced Borrowing Costs – Issued $4.75 billion of new corporate debt and redeemed an additional $6.5 billion of high cost debt
▪	Advanced Debt Restructuring – Accessed unsecured public debt market; all outstanding Series C debt and revolving credit facility now unsecured
▪	Improved Credit Metrics – Net charge-offs, non-accrual balances and additions to non-accruals declined sequentially and from a year ago
▪	Expanded CIT Bank – Online deposits surpassed $1.1 billion and commercial asset originations exceeded $1.1 billion

NEW YORK – April 24, 2012 – CIT Group Inc. (NYSE: CIT), a leading provider of financing to small businesses and middle market companies, today reported a net loss for the quarter ended March 31, 2012 of $447 million, $2.22 per diluted share. This net loss compares to net income of $66 million, $0.33 per diluted share, for the first quarter of 2011 and includes debt refinancing charges of $620 million related to the prepayment of $6.5 billion of high cost debt, while the year-ago period included debt refinancing charges of $46 million. Pre-tax income excluding debt refinancing charges was $214 million, up from $178 million in the year ago quarter.

"We made further progress this quarter positioning CIT for profitability and growth," said John A. Thain, Chairman and Chief Executive Officer. "We grew commercial assets and significantly advanced the transformation of our funding profile as we successfully issued unsecured debt and redeemed legacy high cost debt, which caused the majority of our debt to become unsecured. CIT Bank online deposits surpassed $1.1 billion and we expanded our online deposit product offerings. We will continue

[1]	Pre-tax income excluding debt refinancing charges is a non-GAAP measure. See “Non-GAAP Measurements” at the end of this press release and page 16 for reconciliation of non-GAAP to GAAP financial information.

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to focus on improving our core profitability as we work to meet the financing needs of our small business and middle market clients."

Summary of First Quarter Financial Results

First quarter operating results reflect increased commercial business activity, further progress advancing our liability restructuring and ongoing portfolio optimization efforts. While we reported a $406 million pre-tax loss for the quarter, pre-tax income excluding debt refinancing charges was $214 million. Pre-tax income excluding debt refinancing charges and all other net FSA accretion/amortization2 increased to $155 million driven by lower funding costs and higher gains on asset sales. See the Non-GAAP disclosure table on page 16 for additional information.

Total assets at March 31, 2012 were $44.1 billion, down $1.1 billion from December 31, 2011, and $6.9 billion from March 31, 2011. Commercial financing and leasing assets increased from prior periods and we reduced lower yielding assets through the sale of student loans and non-accrual commercial loans. Total loans of $20.5 billion declined from the prior year but increased sequentially as commercial loan growth exceeded consumer loan run-off. Operating lease equipment increased $0.9 billion from a year ago to $11.9 billion largely reflecting aircraft deliveries, but fell slightly sequentially. Cash and short-term investments decreased $1.0 billion from December 31, 2011 to $7.3 billion as we paid down high-cost debt.

Funded new business volume of $2.0 billion increased 51% from the prior-year quarter, while committed new business volume of $2.5 billion increased 46%. Corporate Finance and Vendor Finance each reported double-digit percentage increases in both funded and committed volume from the prior year. Factoring volume was $6.0 billion, down 2% from the prior-year quarter. Sequential volumes declined reflecting fewer aircraft deliveries in Transportation Finance, and seasonal factors in Vendor Finance and Trade Finance. In addition, CIT Bank purchased a $200 million portfolio of loans secured by aircraft.

Reported net finance revenue3 was negative in the first quarter due to a significant increase in interest expense related to debt refinancing charges on the $6.5 billion of high cost debt repaid. Average earning assets were $33.1 billion in the first quarter, down $2.3 billion from the year-ago quarter and $0.7 billion from the fourth quarter due primarily to asset sales. Reported net finance revenue as a percentage of average earning assets (“finance margin”) was negative in the first quarter, compared to 2.14% in the prior-year quarter and 1.14% in the fourth quarter. Excluding net FSA accretion and debt prepayment costs, finance margin was 1.97%, compared to 1.41% a year ago and

[2]	Pre-tax income excluding debt refinancing charges and FSA accretion is a non-GAAP measure. See “Non-GAAP Measurements” at the end of this press release and page 16 for reconciliation of non-GAAP to GAAP financial information.
[3]	Net finance revenue and net operating lease revenue are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and page 16 for reconciliation of non-GAAP to GAAP financial information.

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2.07% last quarter. The increase from the year-ago quarter was driven primarily by lower funding costs and the benefit from the suspension of depreciation on operating lease equipment held for sale. The sequential quarter decline was due to yield adjustments that pertain to prior periods in our Vendor Finance business in Mexico and lower interest recoveries. Operating lease rental income increased from the prior-year quarter due to higher asset levels and improved utilization.

Other income (excluding operating lease rentals) of $249 million decreased $21 million from the prior year as reduced recoveries on loans charged off pre-emergence and increased impairments on assets held-for-sale more than offset higher gains on assets sold. The $40 million sequential increase reflected higher gains on asset sales and lower impairments on assets held for sale that were offset by several other items. Factoring commissions of $32 million were down slightly from the prior-year quarter, primarily reflecting lower commission rates, and flat sequentially.

Operating expenses were $223 million and included a $5 million restructuring charge. Excluding restructuring charges, operating expenses increased 10% from the prior-year quarter and 1% sequentially as increased compensation costs offset reduced professional fees. Headcount at March 31, 2012 was 3,526, down 5% from a year ago and unchanged from December 31, 2011.

The $23 million loss on debt extinguishment in the current quarter reflected underwriting costs for the debt issued in February to refinance Series A debt redeemed in March, while the $12 million gain in the prior quarter reflected the repurchase of Series A debt at a discount.

The provision for income taxes was $40 million and predominantly reflects provisions related to income generated by our international operations. The provision decreased from the year-ago quarter, driven by lower international earnings and a decrease in reserves for uncertain tax positions and specific valuation allowances.

Credit and Allowance for Loan Losses

Our credit metrics further improved, as net charge-offs, non-accrual loans and inflows to non-accruals all declined from the prior-year quarter and sequentially.

Net charge-offs were $22 million, or 0.42% as a percentage of average finance receivables, down from $140 million (2.32%) in the year-ago quarter and $24 million (0.45%) in the fourth quarter. The improvement from the prior-year quarter was driven primarily by Corporate Finance. Net charge-offs do not reflect recoveries of loans charged off pre-emergence and loans classified as held for sale. Recoveries on these loans are recorded in other income and totaled $10 million, $33 million and $30 million for the current quarter, the prior-year quarter, and the prior quarter, respectively.

The first quarter provision for credit losses was $43 million, compared to $122 million in the year-ago quarter and $16 million in the fourth quarter. The decrease from the prior-year quarter reflects improved portfolio credit quality, including a reduction in specific reserves, and the continued reduction

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in non-accrual loans. The sequential quarter increase in the provision is primarily due to the establishment of reserves for commercial asset growth.

Non-accrual loans were $482 million, or 2.35% of finance receivables at March 31, 2012, down from $1.3 billion (5.49%) at March 31, 2011 and $702 million (3.53%) at December 31, 2011. The sequential improvement in Corporate Finance primarily reflected the completion of a multi-phased loan portfolio sale that began in the fourth quarter of 2011. In the current quarter, we closed on sales of approximately $150 million of loans in conjunction with this transaction, the majority of which were non-accrual. The reductions in Transportation Finance (Aerospace) and Trade Finance from the prior quarter primarily reflected the return to accrual status of accounts following a period of improved performance. Vendor Finance was essentially flat with last quarter.

The allowance for loan losses at March 31, 2012 was $420 million, or 2.05% of finance receivables, up from $403 million (1.69%) at March 31, 2011 and $408 million (2.05%) at December 31, 2011. Specific reserves were $45 million at March 31, 2012, down from $93 million a year ago and $55 million last quarter. The sequential increase in the non-specific reserve was driven primarily by growth in commercial finance receivables and lower FSA discounts.

Capital and Funding

Preliminary Tier 1 and Total Capital ratios at March 31, 2012 were 17.6% and 18.5%, respectively, down from 18.8% and 19.7%, respectively, at December 31, 2011. Preliminary risk-weighted assets totaled $45.5 billion at March 31, 2012, compared to $44.8 billion at December 31, 2011. Book value per share at March 31, 2012 was $42.09, compared to $44.30 at December 31, 2011 and $44.88 at March 31, 2011. Tangible book value per share at March 31, 2012 was $40.20, compared to $42.33 at December 31, 2011 and $42.69 at March 31, 2011.

Cash and short-term investment securities totaled $7.3 billion at March 31, 2012, down from both the year-ago and prior quarters, and was comprised of $6.3 billion of cash and $1.0 billion of short-term investments. Cash and short-term investment securities at March 31, 2012 consisted of $2.8 billion at the bank holding company, $2.6 billion at CIT Bank, $1.0 billion at operating subsidiaries and $0.9 billion in restricted balances. We had approximately $1.9 billion of unused and committed liquidity under a $2 billion revolving credit facility at March 31, 2012.

During the first quarter, we completed various liability management and funding transactions to lower our cost of capital, improve profitability and enhance our financial flexibility.

•	We raised over $5 billion in aggregate proceeds, primarily through bond offerings with maturities ranging from 3 to 7 years and weighted average coupon of approximately 5.2%. The bond offerings included $1.5 billion of registered senior unsecured notes issued under the Company’s newly established “shelf” registration.

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•	The outstanding balance of deposits raised through the online bank exceeded $1.1 billion at March 31, 2012. In addition, CIT Bank expanded its online deposit offerings with the launch of a new high yield savings account on March 26, 2012. (See CIT Bank below.)
•	We redeemed at par the approximately $6.5 billion remaining balance of Series A notes. Upon redemption of the Series A notes, all outstanding Series C notes and the revolving credit facility became unsecured. The acceleration of FSA discount accretion related to this redemption increased first quarter 2012 interest expense by $597 million.

On April 16, 2012, we redeemed at par the entire approximately $1.6 billion outstanding balance of our 7% Series C Notes due in 2015. Additionally, on April 2, 2012 we announced that we will redeem $500 million of our 7% Series C Notes maturing in 2017 on May 2, 2012. In aggregate, these actions will increase 2012 second quarter interest expense by approximately $130 million for the acceleration of FSA discount amortization and related costs. Approximately $6.7 billion in aggregate of 7% Series C Notes maturing in 2016 and 2017 will remain outstanding after these redemptions.

These first quarter funding activities reduced the weighted average coupon rate on outstanding deposits and long-term borrowings to 4.24% at March 31, 2012 from 4.71% at December 31, 2011. Including the April and May 2012 redemptions, the rate would have been 4.05% at March 31, 2012.

Segment Highlights

The decline in pre-tax earnings in all segments from both the first and fourth quarters of 2011 resulted primarily from higher FSA interest expense related to the prepayment of high cost debt. The following table shows the impact of FSA accretion associated with accelerated debt repayment for each segment. The segment commentary that follows is focused on segment results excluding this impact.

Impacts of FSA Accretion Associated With Accelerated Debt Repayment on Pre-tax Income (Loss) by Segment
	Corporate Finance	Transportation Finance	Trade Finance	Vendor Finance	Consumer
Quarter Ended March 31, 2012
Pre-tax Income/(Loss) – Reported	$ 70.3	$ (198.2)	$ (17.0)	$ (113.1)	$ (24.2)
Accelerated FSA Net Discount/(Premium) on Debt Extinguishments and Repurchases	107.1	278.8	21.2	99.1	15.9
Pre-tax Income (Loss) - Excluding Accelerated FSA Net Discount/(Premium) on Debt Extinguishments and Repurchases	$ 177.4	$ 80.6	$ 4.2	$ (14.0)	$ (8.3)
Quarter Ended December 31, 2011
Pre-tax Income/(Loss) – Reported	$ 167.9	$ 23.5	$ 8.6	$ 33.3	$ (109.3)
Accelerated FSA Net Discount/(Premium) on Debt Extinguishments and Repurchases	13.8	28.7	2.7	10.2	89.9
Pre-tax Income (Loss) - Excluding Accelerated FSA Net Discount/(Premium) on Debt Extinguishments and Repurchases	$ 181.7	$ 52.2	$ 11.3	$ 43.5	$ (19.4)

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	Corporate Finance	Transportation Finance	Trade Finance	Vendor Finance	Consumer
Quarter Ended March 31, 2011
Pre-tax Income/(Loss) – Reported	$ 124.7	$ 43.1	$ (3.0)	$ 9.9	$ 2.4
Accelerated FSA Net Discount/(Premium) on Debt Extinguishments and Repurchases	2.6	4.4	0.5	2.4	0.2
Pre-tax Income (Loss) - Excluding Accelerated FSA Net Discount/(Premium) on Debt Extinguishments and Repurchases	$ 127.3	$ 47.5	$ (2.5)	$ 12.3	$ 2.6

Corporate Finance

Excluding accelerated FSA interest expense, pre-tax earnings rose nearly 40% from the prior-year quarter, reflecting significant gains on asset sales, interest recoveries, lower funding costs, and lower credit costs offset in part by lower net FSA accretion. The sequential quarter decline reflects an increase in gains on asset sales and higher finance margin that were offset by credit provisions to establish reserves on asset growth and lower net FSA accretion. Gains on asset sales totaled $150 million in the current quarter, approximately double the amount in each of the two periods of comparison, and reflected the completion of the final phases of a loan portfolio sale.

Financing and leasing assets increased nearly $300 million from year-end to $7.4 billion. New committed loan volume rose 93% from the prior-year first quarter to $1.5 billion, while new funded volume increased 139% to $1.0 billion. Current period volumes, both funded and committed, were above those of the prior quarter. Approximately 82% of U.S. funded volume was originated by CIT Bank.

Non-accrual loans declined 33% from December 31, 2011 to $329 million, primarily reflecting sales and repayments. Net charge-offs of $7 million declined from $116 million in the year-ago quarter and $10 million in the fourth quarter, reflecting declines in gross charge-offs and, in comparison to the prior quarter, higher recoveries.

Transportation Finance

Excluding accelerated FSA interest expense, pre-tax earnings rose 70% from the prior-year quarter reflecting an improved finance margin on a larger portfolio and increased railcar utilization and lease rates. Financing and leasing assets grew approximately $1.4 billion from March 31, 2011, and $0.2 billion from December 31, 2011, to $13.5 billion.

Equipment utilization remained strong. Including commitments, at March 31, 2012 all commercial aircraft except for one were leased and rail fleet utilization was over 97%. New business volume of $0.3 billion reflects the addition of two aircraft and approximately 1,500 railcars, and includes $0.1 billion of loans originated by CIT Bank. In addition, CIT Bank purchased a $200 million portfolio of loans secured by aircraft. All remaining 2012 aircraft deliveries have lease commitments.

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Trade Finance

Excluding accelerated FSA interest expense, the improvement in pre-tax earnings from the loss in the prior-year quarter reflected lower funding costs that were partly offset by higher operating expenses.

Factoring volume was $6.0 billion, down slightly from the prior-year quarter. Factoring commissions of $32 million were down slightly from the prior-year quarter, primarily reflecting lower commission rates, and flat sequentially. Non-accrual balances decreased substantially from a year-ago and December 31, 2011, primarily due to accounts returning to accrual status and reductions in exposures. Net charge-offs of $1 million were well below both the prior-year quarter and prior quarter levels.

Vendor Finance

Excluding accelerated FSA interest expense, the current period pre-tax loss was primarily attributable to $18 million of adjustments that pertain to prior periods, most of which reduced interest income in our Mexican portfolio. The comparison to the prior-year quarter also reflects improvements due to lower credit costs and improved margin reflecting lower funding costs that were offset by lower net FSA accretion and a decline in end of lease revenue consistent with the smaller portfolio. The sequential quarter decline is also attributable to lower net FSA accretion, increased credit provisions, reflecting lower recoveries and asset growth, higher operating expenses, as well as several smaller items that reduced other income.

Financing and leasing assets, while down from a year ago, rose $0.1 billion during the quarter to $5.1 billion. Funded new business volume was $673 million, a 17% increase from the prior-year quarter but down from the prior quarter, reflecting seasonal trends. Excluding the impact of platforms sold in 2011, volume increased 28% from the prior-year quarter. Essentially all of U.S. funded volume in the current quarter was originated by CIT Bank.

Portfolio credit quality remained stable from the prior quarter and improved significantly from the prior-year quarter with declines in non-accrual loans and delinquencies. Net charge-offs of $6 million improved from $18 million in the prior-year first quarter, but rose from $2 million in the fourth quarter reflecting lower recoveries.

Consumer Finance

Excluding accelerated FSA interest expense, pre-tax results improved sequentially but declined from the prior-year quarter, primarily due to lower net FSA accretion. During the current quarter we sold approximately $500 million of student loans at a modest gain. At March 31, 2012, the student loan portfolio totaled approximately $5.7 billion, of which approximately $1.1 billion was held for sale. The

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remaining $4.6 billion portfolio is funded through securitizations, and includes $0.6 billion of loans in CIT Bank.

Corporate and Other

Corporate and other includes a $23 million pre-tax loss on debt extinguishments for the quarter and restructuring charges of $5 million and $7 million for the current and prior-year quarters, respectively.

In addition, Corporate and other reflects certain corporate liquidity costs and unallocated interest expense, which included prepayment penalties on second lien debt that totaled $35 million in the prior-year quarter.

CIT Bank

CIT Bank continued to expand commercial loans and deposits. Asset origination activity reflected increased volume from the year-ago period in Corporate Finance, Vendor Finance and Transportation Finance. Committed loan volume more than doubled from the year-ago period and rose 18% from the prior quarter to $1.6 billion, of which nearly $1.2 billion was funded. The sequential quarter increase reflected growth in Corporate Finance activity, including volume from Real Estate and Equipment Finance. Additionally, the Bank purchased a $200 million portfolio of loans secured by aircraft.

Total assets were $9.6 billion, up from $6.8 billion at March 31, 2011 and $9.0 billion at December 31, 2011. Loans (including held-for-sale) totaled $6.6 billion, up from $5.2 billion at March 31, 2011 and $6.1 billion at December 31, 2011. Commercial loans of $5.0 billion increased $3.4 billion from a year ago and $1.1 billion during the first quarter. Assets held for sale totaled $1.1 billion, down from $1.6 billion at December 31, 2011 as $0.5 billion of student loans were sold during the first quarter. Cash was $2.6 billion at March 31, 2012 up from $2.5 billion at December 31, 2011. CIT Bank’s preliminary Total Capital ratio was 32.9% and the Tier 1 Leverage ratio was 23.1%.

Total deposits were $6.7 billion at March 31, 2012, up from $6.1 billion at December 31, 2011 and $4.3 billion at March 31, 2011. During the first quarter, CIT Bank placed over $750 million of deposits at an average rate of approximately 1.1% that replaced maturing deposits at higher rates. Deposits originated through online channels exceeded $1.1 billion and, in March 2012, CIT Bank online launched a high yield savings account product to supplement the current range of CD offerings to consumers (go to BankOnCIT.com for more information).

See attached tables for financial statements and supplemental financial information.

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Conference Call and Web cast

Chairman and Chief Executive Officer John A. Thain and Chief Financial Officer Scott T. Parker will discuss these results on a conference call and audio webcast today, April 24, 2012, at 8:00 a.m. (EDT). Interested parties may access the conference call live by dialing 866-831-6272 for U.S. and Canadian callers or 617-213-8859 for international callers and reference access code “CIT Group” or access the audio webcast at cit.com/investor. An audio replay of the call will be available until 11:59 p.m. (EDT) on May 8, 2012, by dialing 888-286-8010 for U.S. and Canadian callers or 617-801-6888 for international callers with the access code 67470011, or at cit.com/investor.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a bank holding company with more than $34 billion in finance and leasing assets. A member of the Fortune 500, it provides financing and leasing capital to its more than one million small business and middle market clients and their customers across more than 30 industries. CIT maintains leadership positions in small business and middle market lending, factoring, retail finance, aerospace, equipment and rail leasing, and global vendor finance. CIT also operates CIT Bank (Member FDIC), BankOnCIT.com, its primary bank subsidiary, which offers a suite of savings options designed to help customers achieve a range of financial goals. cit.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. Important factors that could cause our actual results to be materially different from our expectations include, among others, the risk that CIT is unsuccessful in refining and implementing its strategy and business plan, the risk that CIT is unable to quickly react to and address key business and regulatory issues, the risk that CIT is delayed in transitioning certain business platforms to CIT Bank and may not succeed in developing a stable, long-term source of funding, and the risk that CIT continues to be subject to liquidity constraints and higher funding costs. We describe these and other risks that could affect our actual results in Item 1A, “Risk Factors”, of our latest Annual Report on Form 10-K filed with the Securities and Exchange Commission. Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. CIT undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

Non-GAAP Measurements

Net finance revenue and net operating lease revenue are non-GAAP measurements used by management to gauge portfolio performance. “Pre-FSA” is non-GAAP and provides the user with additional data that is more comparable to historical and peer disclosures. Pre-tax income excluding debt refinancing charges and pre-tax income excluding debt refinancing charges and net fresh-start accounting accretion are non-GAAP measurements used by management to compare period over period operating results. Tangible book value and tangible book value per share are non-GAAP metrics to analyze banks.

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CIT MEDIA RELATIONS:	CIT INVESTOR RELATIONS:
C. Curtis Ritter	Ken Brause
Director of Corporate Communications	Executive Vice President
(973) 740-5390	(212) 771-9650
Curt.Ritter@cit.com	Ken.Brause@cit.com

CIT GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Quarters Ended
	March 31,	December 31,	March 31,
	2012	2011	2011

Interest income
Interest and fees on loans	$403.8	$483.2	$630.4
Interest and dividends on investments	7.8	9.2	8.4
Total interest income	411.6	492.4	638.8
Interest expense
Interest on long-term borrowings	(1,043.4)	(653.2)	(674.2)
Interest on deposits	(36.3)	(33.3)	(24.4)
Total interest expense	(1,079.7)	(686.5)	(698.6)
Net interest revenue	(668.1)	(194.1)	(59.8)
Provision for credit losses	(42.6)	(15.8)	(122.4)
Net interest revenue, after credit provision	(710.7)	(209.9)	(182.2)
Other income
Rental income on operating leases	439.3	427.6	408.9
Other	249.4	209.4	270.4
Total other income	688.7	637.0	679.3
Other expenses
Depreciation on operating lease equipment	(137.5)	(137.1)	(160.2)
Operating expenses	(223.3)	(221.4)	(204.9)
(Loss) gain on debt extinguishments	(22.9)	11.8	-
Total other expenses	(383.7)	(346.7)	(365.1)
(Loss) income before provision for income taxes	(405.7)	80.4	132.0
Provision for income taxes	(39.9)	(34.7)	(62.2)
Net (loss) income before attribution of noncontrolling interests	(445.6)	45.7	69.8
Net income attributable to noncontrolling interests, after tax	(0.9)	(2.1)	(4.2)
Net (loss) income	$(446.5)	$43.6	$65.6

Basic (loss) earnings per common share	$(2.22)	$0.22	$0.33
Diluted (loss) earnings per common share	$(2.22)	$0.22	$0.33
Average number of common shares - basic (thousands)	200,812	200,729	200,605
Average number of common shares - diluted (thousands)	200,812	200,740	200,933

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CIT GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(dollars in millions, except per share data)

	March 31,	December 31,	March 31,
	2012	2011	2011

Assets
Total cash and deposits	$6,336.1	$7,435.6	$5,718.9
Investment securities	1,334.2	1,250.6	6,466.8
Trading assets at fair value - derivatives	21.0	42.9	16.4
Assets held for sale	1,701.9	2,332.3	1,183.0

Loans	20,490.6	19,885.5	23,794.4
Allowance for loan losses	(420.0)	(407.8)	(402.5)
Total loans, net of allowance for loan losses	20,070.6	19,477.7	23,391.9

Operating lease equipment, net	11,904.0	11,991.6	11,039.2
Goodwill	330.8	330.8	340.4
Intangible assets, net	50.0	63.6	99.1
Unsecured counterparty receivable	700.1	733.5	512.3
Other assets	1,699.6	1,576.8	2,318.3
Total assets	$44,148.3	$45,235.4	$51,086.3

Liabilities
Deposits	$6,814.7	$6,193.7	$4,288.2
Trading liabilities at fair value - derivatives	92.0	74.9	205.4
Credit balances of factoring clients	1,109.8	1,225.5	1,101.5
Other liabilities	2,574.4	2,562.2	2,754.4
Long-term borrowings
Unsecured borrowings	14,831.4	-	-
Secured borrowings	10,269.7	26,288.1	33,735.7
Total long-term borrowings	25,101.1	26,288.1	33,735.7
Total liabilities	35,692.0	36,344.4	42,085.2
Equity
Stockholders' equity
Common stock	2.0	2.0	2.0
Paid-in capital	8,471.7	8,459.3	8,440.4
Retained earnings	85.6	532.1	571.0
Accumulated other comprehensive loss	(89.6)	(92.1)	(4.1)
Treasury stock, at cost	(16.5)	(12.8)	(9.9)
Total common stockholders' equity	8,453.2	8,888.5	8,999.4
Noncontrolling interests	3.1	2.5	1.7
Total equity	8,456.3	8,891.0	9,001.1
Total liabilities and equity	$44,148.3	$45,235.4	$51,086.3

Book Value Per Common Share
Book value per common share	$42.09	$44.30	$44.88
Tangible book value per common share	$40.20	$42.33	$42.69
Outstanding common shares (in thousands)	200,817	200,660	200,518

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CIT GROUP INC. AND SUBSIDIARIES
(dollars in millions)

	Quarters Ended
INCOME STATEMENT ITEMS	March 31,	December 31,	March 31,
	2012	2011	2011
Other Income
Gains on loan and portfolio sales	$145.4	$90.3	$79.8
Fees and other revenue	34.6	65.3	24.4
Factoring commissions	32.3	32.3	33.8
Gains on sales of leasing equipment	19.5	18.9	40.5
Gain on investment sales	19.1	12.8	16.9
Recoveries of loans charged off pre-emergence and loans charged off prior to transfer to held for sale	10.4	30.2	32.5
Counterparty receivable accretion	9.0	26.0	30.1
Gains on derivatives and foreign currency exchange	0.7	3.4	22.9
Impairment on assets held for sale	(21.6)	(69.8)	(10.5)
Total other	$249.4	$209.4	$270.4

Operating Expenses
Compensation and benefits	$133.6	$117.3	$117.1
Professional fees	20.0	25.3	30.7
Technology	18.8	22.1	18.7
Net occupancy expense	9.1	9.7	10.1
Provision for severance and facilities exiting activities	4.5	5.1	6.6
Other expenses	37.3	41.9	21.7
Operating expenses	$223.3	$221.4	$204.9

Fresh Start Accounting:
Accretion / (Amortization)
Interest income	$91.1	$127.7	$246.7
Interest expense	(686.8)	(264.9)	(205.3)
Rental income on operating leases	(8.1)	(9.8)	(19.0)
Depreciation expense	57.5	58.8	60.7
FSA - net finance revenue	(546.3)	(88.2)	83.1
Other income	9.0	26.0	30.1
Total	$(537.3)	$(62.2)	$113.2

BALANCE SHEET ITEMS
Fresh Start Accounting:	March 31,	December 31,	March 31,
(Discount) / Premium	2012	2011	2011
Accretable
Loans	$(543.5)	$(621.8)	$(1,222.9)
Operating lease equipment, net	(2,743.3)	(2,803.1)	(2,952.9)
Intangible assets	50.0	63.6	99.1
Other assets	(104.1)	(113.1)	(195.4)
Total assets	$(3,340.9)	$(3,474.4)	$(4,272.1)
Deposits	10.1	$14.5	30.5
Long-term borrowings	(1,327.7)	(2,018.9)	(2,735.3)
Other liabilities	12.7	25.7	79.0
Total liabilities	$(1,304.9)	$(1,978.7)	$(2,625.8)

12

CIT GROUP INC. AND SUBSIDIARIES
(dollars in millions)

	March 31,	December 31,	March 31,
	2012	2011	2011
FINANCING AND LEASING ASSETS
Corporate Finance
Loans	$7,324.0	$6,862.7	$7,446.0
Operating lease equipment, net	21.5	35.0	63.4
Assets held for sale	64.4	214.0	170.9
Financing and leasing assets	7,409.9	7,111.7	7,680.3
Transportation Finance
Loans	1,703.4	1,487.0	1,284.2
Operating lease equipment, net	11,669.6	11,739.4	10,544.6
Assets held for sale	161.6	84.0	261.3
Financing and leasing assets	13,534.6	13,310.4	12,090.1
Trade Finance
Loans - factoring receivables	2,388.2	2,431.4	2,613.4
Vendor Finance
Loans	4,486.1	4,421.7	4,551.9
Operating lease equipment, net	212.9	217.2	431.2
Assets held for sale	386.0	371.6	747.3
Financing and leasing assets	5,085.0	5,010.5	5,730.4
Total commercial financing and leasing assets	28,417.7	27,864.0	28,114.2
Consumer
Loans - student lending	4,586.3	4,680.0	7,869.0
Loans - other	2.6	2.7	29.9
Assets held for sale	1,089.9	1,662.7	3.5
Financing and leasing assets	5,678.8	6,345.4	7,902.4
Total financing and leasing assets	$34,096.5	$34,209.4	$36,016.6

INVESTMENT SECURITIES
Short-term investments, predominantly U.S. Treasuries	$1,000.0	$937.2	$6,125.5
Other debt and equity investments	334.2	313.4	341.3
Total investment securities	$1,334.2	$1,250.6	$6,466.8

OTHER ASSETS
Deposits on commercial aerospace equipment	$495.9	$463.7	$558.4
Other counterparty receivables	170.0	94.1	472.8
Deferred debt costs	141.9	127.2	148.2
Accrued interest and dividends	130.8	143.8	141.4
Executive retirement plan and deferred compensation	114.7	110.2	116.2
Furniture and fixtures	78.1	79.5	78.1
Prepaid expenses	76.2	86.3	78.6
Tax receivables, other than income taxes	54.5	57.5	113.9
Other	437.5	414.5	610.7
Total other assets	$1,699.6	$1,576.8	$2,318.3

AVERAGE BALANCES AND RATES
	Quarter Ended		Quarter Ended		Quarter Ended
	March 31, 2012		December 31, 2011		March 31, 2011
Assets	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate
Deposits with banks	$6,533.9	0.3%	$6,907.4	0.4%	$9,246.8	0.3%
Investments	1,707.8	0.7%	942.4	1.1%	1,890.9	0.4%
Loans (including held for sale assets)	22,076.8	7.7%	23,089.9	8.8%	25,150.4	10.4%
Total interest earning assets	30,318.5	5.6%	30,939.7	6.6%	36,288.1	7.2%
Operating lease equipment, net	11,958.7	10.1%	11,550.0	10.1%	11,140.9	8.9%
Other	2,608.0		2,567.8		3,143.6
Total average assets	$44,885.2		$45,057.5		$50,572.6
Liabilities
Deposits	$6,552.5	2.2%	$5,639.5	2.4%	$4,460.3	2.2%
Long-term borrowings	25,719.6	16.2%	26,757.5	9.8%	33,174.2	8.1%
Total interest-bearing liabilities	32,272.1	13.4%	32,397.0	8.5%	37,634.5	7.4%
Credit balances of factoring clients	1,143.4		1,180.3		962.7
Other	11,469.7		11,480.2		11,975.4
Total average liabilities and equity	$44,885.2		$45,057.5		$50,572.6

13

CIT GROUP INC. AND SUBSIDIARIES
(dollars in millions)

CREDIT METRICS - AFTER FRESH START ACCOUNTING
Gross Charge-offs To Average Finance Receivables	Quarter Ended March 31, 2012		Quarter Ended December 31, 2011		Quarter Ended March 31, 2011
Corporate Finance	$18.0	1.02%	$19.0	1.11%	$123.4	6.33%
Transportation Finance	7.9	1.97%	5.9	1.65%	0.7	0.22%
Trade Finance	1.5	0.26%	6.5	1.04%	6.2	1.05%
Vendor Finance	16.2	1.47%	17.6	1.62%	27.9	2.41%
Commercial Segments	43.6	1.13%	49.0	1.30%	158.2	3.92%
Consumer	0.6	0.05%	1.0	0.06%	1.2	0.06%
Total	$44.2	0.85%	$50.0	0.92%	$159.4	2.64%

Net Charge-offs To Average Finance Receivables(1)
Corporate Finance	$6.7	0.38%	$9.8	0.58%	$116.1	5.95%
Transportation Finance	7.9	1.97%	5.9	1.65%	0.7	0.20%
Trade Finance	1.1	0.19%	6.1	0.98%	4.3	0.74%
Vendor Finance	6.0	0.54%	1.8	0.16%	17.6	1.52%
Commercial Segments	21.7	0.56%	23.6	0.62%	138.7	3.44%
Consumer	0.3	0.02%	0.7	0.05%	0.9	0.05%
Total	22.0	0.42%	$24.3	0.45%	139.6	2.32%
	$
Non-accruing Loans To Finance Receivables(2)	March 31, 2012		December 31, 2011		March 31, 2011
Corporate Finance	$328.9	4.49%	$497.9	7.26%	$991.3	13.27%
Transportation Finance	25.3	1.49%	45.0	3.03%	62.1	4.84%
Trade Finance	43.8	1.83%	75.3	3.10%	98.0	3.75%
Vendor Finance	83.4	1.86%	82.9	1.88%	153.3	3.37%
Commercial Segments	481.4	3.03%	701.1	4.61%	1,304.7	8.21%
Consumer	0.5	0.01%	0.9	0.02%	0.9	0.01%
Total	$481.9	2.35%	$702.0	3.53%	$1,305.6	5.49%

PROVISION AND ALLOWANCE COMPONENTS
	Provision for Credit Losses			Allowance for Loan Losses
	Quarters Ended
	March 31,	December 31,	March 31,	March 31,	December 31,
	2012	2011	2011	2012	2011
Specific reserves - impaired loans	$(10.0)	$(3.5)	$(28.4)	$44.6	$54.6
Non-specific reserves	30.6	(5.0)	11.2	375.4	353.2
Net charge-offs(1)	22.0	24.3	139.6	-	-
Totals	$42.6	$15.8	$122.4	$420.0	$407.8

(1) Net charge-offs do not include recoveries of loans charged off pre-emergence and loans charged off prior to transfer to held for sale recorded in Other Income.
(2) Non-accrual loans include loans held for sale.

14

CIT GROUP INC. AND SUBSIDIARIES
SEGMENT RESULTS
(dollars in millions)

	Corporate	Transportation	Trade	Vendor	Commercial		Corporate
	Finance	Finance	Finance	Finance	Segments	Consumer	and Other	Consolidated
Quarter Ended March 31, 2012
Total interest income	$175.8	$34.0	$14.5	$132.5	$356.8	$50.2	$4.6	$411.6
Total interest expense	(218.2)	(458.9)	(32.4)	(186.0)	(895.5)	(65.5)	(118.7)	(1,079.7)
Provision for credit losses	(22.7)	(7.6)	(3.8)	(8.2)	(42.3)	(0.3)	-	(42.6)
Rental income on operating leases	2.8	374.7	-	61.8	439.3	-	-	439.3
Other income, excluding rental income	201.0	13.3	36.3	(4.4)	246.2	2.3	0.9	249.4
Depreciation on operating lease equipment	(1.1)	(107.9)	-	(28.5)	(137.5)	-	-	(137.5)
Operating expenses / gain (loss) on debt extinguishments	(67.3)	(45.8)	(31.6)	(80.3)	(225.0)	(10.9)	(10.3)	(246.2)
Income (loss) before provision for income taxes	$70.3	$(198.2)	$(17.0)	$(113.1)	$(258.0)	$(24.2)	$(123.5)	$(405.7)
Funded new business volume	$1,038.1	$289.7	$-	$672.6	$2,000.4	$-	$-	$2,000.4
Average Earning Assets	$7,222.8	$13,407.2	$1,196.8	$5,029.1	$26,855.9	$6,205.0	$-	$33,060.9
Average Finance Receivables	$7,082.2	$1,596.6	$2,360.7	$4,435.6	$15,475.1	$5,383.7	$-	$20,858.8
Quarter Ended December 31, 2011
Total interest income	$206.0	$32.5	$16.5	$169.8	$424.8	$62.3	$5.3	$492.4
Total interest expense	(151.2)	(218.3)	(16.6)	(96.7)	(482.8)	(146.6)	(57.1)	(686.5)
Provision for credit losses	(10.3)	(4.1)	0.5	(1.2)	(15.1)	(0.7)	-	(15.8)
Rental income on operating leases	3.9	365.6	-	58.1	427.6	-	-	427.6
Other income, excluding rental income	184.3	(10.7)	35.8	11.3	220.7	(8.6)	(2.7)	209.4
Depreciation on operating lease equipment	(1.5)	(101.7)	-	(33.9)	(137.1)	-	-	(137.1)
Operating expenses / gain (loss) on debt extinguishments	(63.3)	(39.8)	(27.6)	(74.1)	(204.8)	(15.7)	10.9	(209.6)
Income (loss) before provision for income taxes	$167.9	$23.5	$8.6	$33.3	$233.3	$(109.3)	$(43.6)	$80.4
Funded new business volume	$921.1	$1,249.1	$-	$716.5	$2,886.7	$-	$-	$2,886.7
Average Earning Assets	$7,226.1	$12,748.0	$1,337.1	$4,948.1	$26,259.3	$7,515.0	$-	$33,774.3
Average Finance Receivables	$6,857.8	$1,422.6	$2,488.4	$4,351.4	$15,120.2	$6,709.8	$-	$21,830.0
Quarter Ended March 31, 2011
Total interest income	$275.8	$42.6	$17.1	$226.7	$562.2	$70.8	$5.8	$638.8
Total interest expense	(188.5)	(210.5)	(25.7)	(141.0)	(565.7)	(53.0)	(79.9)	(698.6)
Provision for credit losses	(64.5)	(1.8)	(3.3)	(51.9)	(121.5)	(0.9)	-	(122.4)
Rental income on operating leases	3.7	325.0	-	80.2	408.9	-	-	408.9
Other income, excluding rental income	155.3	24.0	36.7	33.2	249.2	2.9	18.3	270.4
Depreciation on operating lease equipment	(2.4)	(96.5)	-	(61.3)	(160.2)	-	-	(160.2)
Operating expenses	(54.7)	(39.7)	(27.8)	(76.0)	(198.2)	(17.4)	10.7	(204.9)
Income (loss) before provision for income taxes	$124.7	$43.1	$(3.0)	$9.9	$174.7	$2.4	$(45.1)	$132.0
Funded new business volume	$433.7	$317.9	$-	$575.7	$1,327.3	$-	$-	$1,327.3
Average Earning Assets	$8,024.9	$12,055.0	$1,378.6	$5,813.3	$27,271.8	$8,049.8	$-	$35,321.6
Average Finance Receivables	$7,799.4	$1,353.6	$2,353.7	$4,624.5	$16,131.2	$7,984.8	$-	$24,116.0

15

CIT GROUP INC. AND SUBSIDIARIES
NON-GAAP DISCLOSURES
(dollars in millions)

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.
	Quarters Ended
Total Net Revenues(1)	March 31, 2012		December 31, 2011		March 31, 2011
Interest income	$411.6		$492.4			$638.8
Rental income on operating leases	439.3		427.6			408.9
Finance revenue	850.9		920.0			1,047.7
Interest expense	(1,079.7)		(686.5)		(698.6)
Depreciation on operating lease equipment	(137.5)		(137.1)		(160.2)
Net finance revenue	(366.3)		96.4			188.9
Other income	249.4		209.4			270.4
Total net revenues	$(116.9)		$305.8			$459.3

Net Operating Lease Revenues(2)
Rental income on operating leases	$439.3		$427.6			$408.9
Depreciation on operating lease equipment	(137.5)		(137.1)		(160.2)
Net operating lease revenue	$301.8		$290.5			$248.7

	Quarters Ended
Net Finance Revenue as a % of Average Earning Assets(3)	March 31, 2012		December 31, 2011		March 31, 2011
Net finance revenue	$(366.3)	(4.43)%	$96.4	1.14%	$188.9	2.14%
FSA impact on net finance revenue	546.3	6.40%	88.2	0.83%	(83.1)	(1.08)%
Secured debt prepayment penalties	-	-	9.2	0.10%	35.0	0.35%
Adjusted net finance revenue	$180.0	1.97%	$193.8	2.07%	$140.8	1.41%

	Quarters Ended
Impacts of FSA Accretion and Debt-related Transaction Costs on Pre-tax Income (Loss)	March 31, 2012		December 31, 2011		March 31, 2011
Pre-tax Income/(Loss) – Reported	$(405.7)		$80.4			$132.0
Accelerated FSA Net Discount/(Premium) on Debt Extinguishments and Repurchases	596.9		152.3			11.2
Debt Related – Loss on Debt Extinguishments	22.9		(11.8)			-
Debt Related – Prepayment Penalties	-		9.2			35.0
Pre-tax Income (Loss) – Excluding Accelerated FSA Net Discount/(Premium) on Debt Extinguishments and Repurchases and Loss on Debt Extinguishments	214.1		230.1			178.2
Net FSA Accretion (excluding debt related acceleration)	(59.6)		(90.1)		(124.4)
Pre-tax Income (Loss) – Excluding FSA Net Accretion & Debt Related Costs	$154.5		$140.0			$53.8

Earning Assets(3)	March 31, 2012		December 31, 2011		March 31, 2011
Loans	$20,490.6		$19,885.5			$23,794.4
Operating lease equipment, net	11,904.0		11,991.6			11,039.2
Assets held for sale	1,701.9		2,332.3			1,183.0
Credit balances of factoring clients	(1,109.8)		(1,225.5)		(1,101.5)
Total earning assets	$32,986.7		$32,983.9			$34,915.1
Commercial earning assets	$27,307.9		$26,638.5			$27,012.7

Tangible Book Value	March 31, 2012		December 31, 2011		March 31, 2011
Total common stockholders' equity	$8,453.2		$8,888.5			$8,999.4
Less: Goodwill	(330.8)		(330.8)		(340.4)
Intangible assets	(50.0)		(63.6)		(99.1)
Tangible book value	$8,072.4		$8,494.1			$8,559.9

(1) Total net revenues are the combination of net finance revenue and other income and is an aggregation of all sources of revenue for the Company. Total net revenues are used by management to monitor business performance.
(2) Total net operating lease revenues are the combination of rental income on operating leases less depreciation on operating lease equipment. Total net operating lease revenues are used by management to monitor portfolio performance.
(3) Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount represents the amounts we fund.

16